EXHIBIT 4.2

                                 LOAN AGREEMENT

This Agreement made and entered into this 24th of March, 2004

BETWEEN General Resources Company ("GRC"), a company organized and existing under the laws of the ROC, with its principal business place at B1, No.Lane174 , Hsin Ming Road, Neihu 114, Taipei, Taiwan, ROC.

AND Perfisans Networks Corporation ("DEBTOR"), a company organized and incorporated under the laws of Canada, with its principal business place at 4118 14th Avenue, Unit 4, Markham, Ontario, Canada. L3R 0J3.

1. GRC agrees loan to the Debtor and the Debtor agrees to borrow from GRC the sum of One Hundred Seven Thousand and two Hundred Fifty US Dollars (US$107,250).

2. An interest rate of 2% per month shall be applied to calculate the interests.

3. The payment and repayment of the loan shall be made through wire transfer to the designated bank accounts. 4. This Agreement shall be governed by and construed according to the laws of the ROC. 5. For any disputes or claims arising from or in connection with this Agreement, both parties agree to submit to the jurisdiction of the Taipei District Court of Taiwan.


IN WITNESS WHERE OF, this Agreement is duly executed by the authorized representative of each respective party in duplicate with one copy for each party.


Signed by


GENERAL RESOURCES COMPANY.                        PERFISANS NETWORKS CORPORATION





-------------------------                         --------------------------
Chris Chen                                        To-Hon Lam
Chairman